Exhibit 99.1

OXUS ACQUISITION CORP. ANNOUNCES ADJOURNMENT OF EXTRAORDINARY GENERAL
MEETING of SHAREHOLDERS to MARCH 2, 2023

Almaty, Kazakhstan, Feb. 28, 2023 (GLOBE NEWSWIRE) -- Oxus Acquisition Corp. (Nasdaq: OXUS) (the “Company”) today announced that the extraordinary general meeting of shareholders of the Company (the “Extraordinary General Meeting”), originally scheduled for 11:00 a.m. Eastern Time on February 28, 2023, was convened and then adjourned, without conducting any business, to recommence at 8:30 a.m. Eastern Time on March 2, 2023 as a virtual meeting via live webcast atwww.cstproxy.com/oxusacquisition/2023 and the offices of Greenberg Traurig, LLP, located at One Vanderbilt Avenue, New York, NY 10017, United States of America.

The Extraordinary General Meeting is being held for the purposes of considering and voting on (a) a proposal to amend the Company’s charter to extend the date by which the Company must consummate an initial business combination from  March 8, 2023 to up to December 8, 2023, or such earlier date as determined by the Company’s board of directors (the “Extension”) and (b) a proposal to amend the Company’s charter to provide for the right of the holders of Class B ordinary shares to convert into Class A ordinary shares on a one-for-one basis prior to the closing of a business combination at the election of such holder. Each such proposal is described in more detail in the definitive proxy statement related to the Extraordinary General Meeting filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 10, 2023 (the “Definitive Proxy Statement”).

The record date for the Extraordinary General Meeting remains the close of business on January 25, 2023. Shareholders who have not submitted their proxy for the Extraordinary General Meeting, or who wish to change or revoke their proxy, are urged to do so promptly. Shareholders who have previously submitted their proxy and do not wish to change or revoke their proxy need not take any action. If you are a shareholder of record and have questions or need assistance voting your shares, please contact the Company’s proxy solicitor at: Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, phone: (800) 662-5200 (banks and brokers: (203) 658-9400), email: OXUS.info@investor.morrowsodali.com. Further information related to attendance, voting and the proposals to be considered and voted on at the Extraordinary General Meeting is described in the Definitive Proxy Statement.

About Oxus Acquisition Corp.

Oxus Acquisition Corp. a blank check formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company is not limited to a particular industry or geographic region, the Company intends to focus its search on targets in energy transition technologies, such as battery materials, energy storage, electric vehicle infrastructure and advanced recycling in emerging/frontier countries including the Commonwealth of Independent States, South and South-East Asia and Middle East and North Africa regions. The Company’s management team includes Kanat Mynzhanov (CEO) and Askar Mametov (CFO). Oxus Capital Pte. Ltd is the Company’s sponsor.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the approval of certain proposals at the Extraordinary General Meeting or the implementation of the Extension. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Definitive Proxy Statement, the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Additional Information and Where to Find It

The Definitive Proxy Statement has been mailed to the Company’s shareholders of record as of the record date for the Extraordinary General Meeting. Investors and security holders of the Company are advised to read the Definitive Proxy Statement because it contains important information about the Extraordinary General Meeting and the Company. Investors and security holders of the Company may also obtain a copy of the Definitive Proxy Statement, as well as other relevant documents that have been or will be filed by the Company with the SEC, without charge and once available, at the SEC’s website at www.sec.gov or at Oxus’s website at www.oxusacquisition.com or by written request to Oxus at Oxus Acquisition Corp., 300/26 Dostyk Avenue, Almaty, Kazakhstan 050020.

Participants in the Solicitation

The Company and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in respect of the proposals to be considered and voted on at the Extraordinary General Meeting. Information concerning the interests of the directors and executive officers of the Company is set forth in the Definitive Proxy Statement, which may be obtained free of charge from the sources indicated above.

Contact

Oxus Acquisition Corp.

media@oxusacquisition.com